UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Celadon Group, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Aggregate number of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 28, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 annual meeting of stockholders (the "Annual Meeting") of Celadon Group, Inc., a Delaware corporation (the "Company"), to be held at our principal executive offices, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 at 9 a.m. local time, on Thursday, October 28, 2010, for the following purposes:

1.     to consider and act upon a proposal to elect five directors of the Company; and

2.      to consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on September 10, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By order of the Board of Directors

/s/ Kenneth Core

Kenneth Core
Secretary

Indianapolis, Indiana
September 17, 2010

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 28, 2010

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held on Thursday, October 28, 2010 beginning at 9 a.m. local time, at our principal executive offices located at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, and any adjournment thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. Where specific choices are not indicated, all proxies received pursuant to this solicitation will be voted (i) FOR the election of the director nominees named below and (ii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders. We have not received notice of other matters that properly may be presented for voting at the Annual Meeting.

This Proxy Statement, the proxy card, and our Form 10-K for the fiscal year ended June 30, 2010, was first mailed on or about September 17, 2010 to stockholders of record at the close of business on September 10, 2010 (the "Record Date"). Except to the extent it is incorporated by specific reference, the enclosed copy of our 2010 Form 10-K is not incorporated into this proxy statement and is not to be deemed a part of the proxy solicitation material.

The terms "Company," "we," "us," and "our" refer to Celadon Group, Inc. and its subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the Record Date ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding  22,303,688 shares of common stock, par value $.033 per share, entitled to cast votes on all matters subject to a vote at the Annual Meeting. The total number of issued and outstanding shares excludes approximately 1,468,466 shares of common stock underlying issued and outstanding stock options granted under our incentive stock plans and other arrangements. Stockholders are entitled to one vote for each share of common stock held of record. Holders of unexercised options or other rights to acquire common stock are not entitled to vote the underlying shares at the Annual Meeting, but holders of restricted stock are entitled to vote such shares at the Annual Meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of common stock issued and outstanding as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means the director nominees receiving the highest number of votes for their election will be elected as directors. Approval of any other matter properly submitted to Stockholders for action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, unless a different vote is required by law or our certificate of incorporation or bylaws. Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to Stockholders.

Right to Attend the Meeting; Revocation of Proxy

Returning a proxy now will not interfere with a Stockholder's right to attend the Annual Meeting or to vote his or her shares personally at the Annual Meeting, if he or she wishes to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice of revocation to our Secretary at the address of our principal executive offices, by executing a subsequent proxy and delivering it to our Secretary at such address, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for any such services.

Form 10-K

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2010 Form 10-K that was first mailed on or about September 17, 2010, together with this Notice of Annual Meeting and Proxy Statement, to all Stockholders of record as of the Record Date.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by Stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG, LLP ("KPMG"), our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the next Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

Electronic Access to Proxy Statement and Form 10-K

This Proxy Statement and our 2010 Form 10-K may be viewed online at www.celadontrucking.com; provided, you may not cast any votes through our website. If you are a Stockholder, you can elect to receive future Forms 10-K and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option and remain a stockholder at such time, you will receive a proxy form prior to the next Annual Meeting of Stockholders listing the website locations at which the Form 10-K and proxy statement can be found and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold our stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. Opting for this option will save us the time and expense of printing and mailing these materials to you.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, Stockholders will elect five (5) directors to serve as the Board of Directors until our Annual Meeting of Stockholders following our 2010 fiscal year or until their successors are duly elected and qualified. Our Board of Directors has nominated Stephen Russell, Anthony Heyworth, Catherine Langham, Michael Miller, and Paul Will for election as directors. Each of the nominees is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all of the proposed directors.

If any of the nominees named above become unable for any reason or unwilling for good cause to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees For Directorships

Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. All references to experience with the Company include positions within our operating subsidiaries, Celadon Trucking Services, Inc., a New Jersey corporation, and Celadon Logistics Services, Inc., a Delaware corporation. All executive officers are elected annually by the Board of Directors.

                Stephen Russell, 70, has been our Chairman of the Board and Chief Executive Officer ("CEO") since our inception in July 1986 and served as our President from September 2000 to October 2004. Mr. Russell's leadership and industry knowledge helped guide our Company through the volatile economic conditions that have persisted over the past several years. In addition to his roles within our Company, he is a member of the American Trucking Associations' Executive Committee and serves as Chairman of their Audit Committee. He previously served as the Chairman of the Homeland Security Policy Committee of the American Trucking Associations, as a member of the Board of the Truckload Carriers Association. Mr. Russell currently serves as Chairman of the Board of Governors of the Indianapolis Museum of Art. The Board believes that Mr. Russell's significant and extensive understanding of our business and industry developed over the past 25 years, as well as his leadership skills, qualify him for continued service as a director and the Chairman of the Board.

Anthony Heyworth, 66, has been one of our directors since 1999. He is a member of both the Audit and Corporate Governance Committee (the “Audit Committee”) and the Compensation and Nominating Committee (the “Compensation Committee”). Mr. Heyworth retired from KeyCorp in February 2001 as Vice Chairman, Commercial Banking, KeyBank N.A. after a 36-year career with this financial services company. He also served as Chairman, President, and CEO of Keybank Central Indiana from 1991 to 2001. He joined the former Central National Bank in 1965 and was Executive Vice President when the bank merged with Society National Bank of Cleveland in 1986 and KeyBank in 1994. Mr. Heyworth has a long and extensive experience with our business. The Board believes that Mr. Heyworth's significant leadership experience with financial institutions, understanding of financial statements, and long tenure as one of our directors qualifies him well to assist the Board in navigating complex financial issues and serving as a Board member.

Catherine Langham, 52 has served as a director since July 2007. She is a member of both the Audit Committee and the Compensation Committee. Ms. Langham is President and Chief Executive Officer of Langham Logistics, Inc. ("LLI"), a global freight management company specializing in expedited transportation, warehousing, and distribution based in Indianapolis, Indiana. Ms. Langham has been with LLI since its inception over twenty years ago and brings extensive experience in the logistics industry. Ms. Langham serves as a member of the Board of the Indiana Economic Development Corporation, as a director of The Finish Line, Inc and as a director of H.H. Gregg. Ms. Langham was a director of Marsh Supermarket, Inc. from 1998 through September 2006 and previously served as a member of the Regions Bank Board of Advisors, as Chairperson of the Greater Indianapolis Chamber of Commerce, and as the Chairperson of the Indiana Board of the National Association of Women Business Owners, Indiana Chapter, and of the Air Forwarders Association. Ms. Langham's experience provides the Board with unique insight into business development and management oversight. The Board believes Ms. Langham's extensive experience serving on Boards coupled with her strategic planning, business development, industry knowledge, and management skills qualify her to serve on our Board.

Michael Miller, 65, has been one of our directors since February 1992. Mr. Miller is our Lead Director and a member of both the Audit Committee and the Compensation Committee. Mr. Miller has been Chairman of the Board and CEO of Aarnel Funding Corporation, a venture capital/real estate company, since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and CEO of Miller Investment Company, Inc., a private investment company, since 1990. Mr. Miller previously served as President, Secretary, Treasurer, and director of Morlex, Inc., a "blank check" shell public company. Mr. Miller has a long and extensive experience with our business. The Board believes that Mr. Miller's extensive history with our Company coupled with his senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies qualify him to serve on our Board.

Paul Will, 44, has served as a director and Vice Chairman of the Board since August 2007. He continues to serve as our Executive Vice President, CFO, Assistant Secretary, and Treasurer, positions that he has held since April 2004. He was Executive Vice President, CFO, Assistant Secretary, and Treasurer from February 2004 to April 2004; Executive Vice President, CFO, Secretary, and Assistant Treasurer from May 2002 to January 2004; Executive Vice President, CFO, Assistant Secretary, and Assistant Treasurer from September 2001 to May 2002; Vice President, CFO, Assistant Secretary, and Assistant Treasurer from December 2000 to September 2001; Vice President, CFO, and Secretary from December 1998 to December 2000; Vice President, Secretary, and Controller from September 1996 to December 1998; Vice President and Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996; and Controller from September 1993 to January 1996. Mr. Will is a certified public accountant and formerly served as Chairman of the American Trucking Associations' National Accounting and Finance Council. The Board believes that Mr. Will's significant knowledge and thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with our Company, and financial background qualify him to serve on our Board. Mr. Will's experience serving in various positions within our Company provides us with unique insight into the different challenges and opportunities facing the Company.

Pursuant to Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all of our directors, officers, incorporators, employees, and agents against liability for certain of their acts. Our certificate of incorporation also provides that, with a number of exceptions, none of our directors shall be liable to us for damages for breach of a fiduciary duty as a director.

Applicable Corporate Governance

Our Common Stock has been listed on the New York Stock Exchange (the “NYSE”) since November 2009 and we are subject to the NYSE listing standards, including those related to corporate governance. Prior to listing on the NYSE, our Common Stock was traded on the Nasdaq Global Select Market (“NASDAQ”), and we were subject to the NASDAQ listing standards, including those related to corporate governance.

CORPORATE GOVERNANCE

The Board of Directors

Meetings. Our Board of Directors held four (4) meetings during the fiscal year ended June 30, 2010. No director attended less than 75% of the meetings of the Board of Directors and each committee on which he or she served. In addition, all directors are encouraged to attend the Annual Meeting. All of our then-current directors attended the Annual Meeting of Stockholders following our 2009 fiscal year.

Independent Directors. In accordance with NYSE Rule 303A.02(a), the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Compensation Committee. Upon the recommendation of the Compensation Committee, the Board has determined that the following directors are "independent" under NYSE Rule 303A.02(a): Michael Miller, Anthony Heyworth and Catherine Langham (collectively, the “Independent Directors”). Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Mr. Miller, Mr. Heyworth nor Ms. Langham either directly or in his or her capacity as a partner, stockholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02(b).

Risk Oversight. The Board of Directors has assigned the assessment of risk to the Audit Committee. Management reports to the Audit Committee with respect to the overall enterprise risk environment, including both business and financial risk, of the Company’s operations. The committees then evaluate the management’s risk assessment and report to the Board of Directors.

Executive Sessions. In 2010, pursuant to NYSE Rule 303A.03, our Independent Directors held four (4) meetings, referred to as “executive sessions,” at which only the Independent Directors were present. The Lead Outside Director acts as the lead independent director and is the presiding director for all executive sessions. Mr. Miller currently serves as the Lead Outside Director and will continue in that capacity following the Annual Meeting. Our Independent Directors will continue to hold at least two meetings annually at which only independent directors are present.

Board Leadership Structure.  Stephen Russell has been our Chairman of the Board and CEO since the Company’s inception. The Board of Directors believes that the combination of these positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication, given the size of the Company and its Board.

Communications with the Board of Directors. Our Board of Directors provides a process for stockholders who wish to communicate with members of the Board of Directors, including the independent directors, individually or as a group. If you wish to communicate with the entire Board of Directors, you may send correspondence to them addressed as follows: The Board of Directors, Celadon Group, Inc., c/o Paul Will – Vice Chairman of the Board, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next meeting of the Board of Directors. If you wish to communicate with an individual director, you may send correspondence addressed to him or her as follows: Name – Director, Celadon Group, Inc., c/o Paul Will – Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next meeting of the Board of Directors, following clearance through normal security procedures.

Committees of the Board of Directors

The Board of Directors has standing Audit and Compensation Committees. The Board of Directors does not maintain any other standing committees.

Audit Committee

Functions, Meetings, and Composition of the Audit Committee.  The responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below. The Audit Committee met four (4) times during fiscal 2010. Messrs. Heyworth and Miller and Ms. Langham served on the Audit Committee, with Mr. Heyworth serving as the chairperson. Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;
•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
•	has not participated in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
•	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5) of Regulation S-K, who is also a financially sophisticated audit committee member. The Board of Directors has identified Mr. Heyworth as an audit committee financial expert and financially sophisticated audit committee member. Mr. Heyworth is "independent", as independence for audit committee members is defined under applicable NYSE rules.

Audit Committee Charter. The Audit Committee has operated pursuant to a written charter detailing its duties since June 12, 2000. In August 2007, the charter of the Audit Committee was amended and restated to comply with Securities and Exchange Commission ("SEC") Release Nos. 33-8732A and 34-54302A. The amendment and restatement of the Audit Committee charter was not material in nature. The charter, as amended and restated, is available on the Company's website at www.celadontrucking.com.

Audit Committee Report. In performing its duties, the Audit Committee, as required by applicable SEC rules, issues a report recommending to the Board of Directors that our audited financial statements be included in the Form 10-K, and relating to certain other matters, including the independence of our public accounting firm. The fiscal 2010 Report of the Audit Committee is set forth below.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for Fiscal 2010

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports and financial reporting processes and financial reporting internal control systems. Management has primary responsibility for our financial statements and the overall reporting process, including maintenance of our internal control systems. We retain an independent registered public accounting firm that is responsible for conducting an independent audit of our financial statements, the effectiveness of management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed our financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and our independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended June 30, 2010, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG, our independent registered public accounting firm, for such fiscal year. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Rule 2-07 of SEC Regulation S-X “Communication with Audit Committees,” and PCAOB Interim Standards “Communication with Audit Committees” (AU Section 380) as amended, which include, among other things:

•	Methods used to account for significant unusual transactions;

•	The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The Audit Committee met with representatives of the independent registered public accounting firm without management present on four (4) occasions during fiscal 2010. Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the year ended June 30, 2010, for filing with the SEC.

Audit Committee
Anthony Heyworth, Chairman
Michael Miller
Catherine Langham

Compensation Committee

Functions, Meetings, and Composition of the Compensation Committee.  The Compensation Committee reviews all aspects of compensation of our executive officers, recommends director nominees for the selection by the Board of Directors, and makes recommendations on such matters to the full Board of Directors. The Compensation Committee met three (3) times during fiscal 2010. Messrs. Miller and Heyworth and Ms. Langham served as the Compensation Committee in fiscal 2010, with Mr. Miller serving as the chairperson.

Role of the Compensation Committee.  The Compensation Committee was formed in September 1993. The Compensation Committee is responsible for determining the compensation program for our executive officers, including the CEO, Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers whose total compensation was $100,000 or more for the fiscal year ended June 30, 2010 (collectively, the "Named Executive Officers").  The Compensation Committee is responsible for annually reviewing and approving annual base salary compensation for the Named Executive Officers. The Compensation Committee establishes and administers the bonus compensation program, which is re-evaluated each fiscal year, pursuant to which certain of our employees and executive officers may be eligible to receive bonuses. The Compensation Committee administers the Celadon Group, Inc. 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan") and, subject to the provisions of the Incentive Plan, determines grants under the Incentive Plan for all employees, including the Named Executive Officers. The Compensation Committee also considers and if appropriate, recommends for selection, nominees for the Board of Directors. Subject to certain restrictions, when it deems appropriate, the Compensation Committee may form and delegate to subcommittees the authority to undertake any of the foregoing responsibilities.

Compensation Committee Charter.  In August 2007, the charter of the Compensation Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302. The amendment and restatement of the Compensation Committee charter was not material in nature. A copy of the Compensation Committee's current charter is available on our website at www.celadontrucking.com.

Board Diversity. In recommending candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to the Company.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.

Compensation Committee Report for Fiscal 2010

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended June 30, 2010.

Compensation Committee
Michael Miller, Chairman
Anthony Heyworth
Catherine Langham

Compensation Committee Interlocks and Insider Participation. Messrs. Miller and Heyworth and Ms. Langham served as the Compensation Committee in fiscal 2010. During fiscal 2010, no Compensation Committee member was an officer or employee for the Company.  There were no interlocking relationships between our directors and executive officers and the executive officers and directors of any other entity that might affect the compensation of our executive officers.  For a description of other transactions between us and other directors and executive officers, see "Certain Relationships and Related Transactions" below.

Director Nomination Process. The Compensation Committee recommends director nominees for selection by the Board of Directors. Our Board of Directors has adopted a policy of re-nominating incumbent directors who continue to satisfy the criteria for Board of Directors membership and whom the Compensation Committee believes continue to make important contributions to the Board of Directors and who consent to continue to serve on the Board of Directors.

In filling vacancies on the Board of Directors, the Compensation Committee will solicit recommendations for nominees from persons that the Compensation Committee believes are likely to be familiar with (i) our needs and (ii) are qualified candidates. These persons may include members of the Board of Directors and management, advisors to us, or professional search firms.

The Compensation Committee also will consider proposed director nominees recommended by stockholders, provided that the following procedural requirements are satisfied. Director nominee recommendations should be mailed via certified mail, return receipt requested, and addressed to Director Nomination, Celadon Group, Inc., c/o Paul Will - Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. In order to be considered, a stockholder recommendation must: (i) be received at least 120 days prior to the anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders (by May 20, 2011 for director candidates to be considered for nomination for election at the Annual Meeting of Stockholders following the end of fiscal year 2011), however, if the date of such Annual Meeting of Stockholders is more than thirty days before or after October 28, 2011, then the deadline for submitting any director candidates for nomination for election at such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials; (ii) contain sufficient background information, such as a resumé and references, to enable our Compensation Committee to make a proper judgment regarding the proposed nominee's qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director, if elected, and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02(a) or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the stockholder submitting the recommendation and the number of shares of our common stock owned of record or beneficially by such stockholder; and (v) if submitted by a beneficial stockholder, be accompanied by evidence (such as a recent brokerage statement) that the person making the recommendation beneficially owns shares of our common stock.

In evaluating potential nominees, including potential nominees properly submitted by stockholders, our Compensation Committee will review the person's judgment, integrity, independence, experience, and knowledge of the industry in which we operate or related industries, as well as such other factors the Compensation Committee determines are relevant in light of our needs and the needs of our Board of Directors.

With regard to specific qualities and skills, our Board of Directors believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE 303A.02(a); (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE 303A.02(a); and (iii) at least one member of the Board of Directors, eligible to serve on the Audit Committee, have sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exception of our CEO, Mr. Stephen Russell, and Executive Vice President, CFO, Assistant Secretary and Treasurer, Mr. Will. See "Nominees for Directorships" above for information concerning the business experience of Messrs. Stephen Russell and Will. All executive officers are elected annually by the Board of Directors.

Chris Hines, 50, was appointed to the position of President and Chief Operating Officer of the Company in July 2007. Mr. Hines served on the Company's Board of Directors from July 1, 2006, to July 25, 2007. Prior to his appointment to President and Chief Operating Officer of the Company, beginning in June 2006, Mr. Hines served as the President and Chief Operating Officer of Tripmaster Corp., an onboard computer and asset management company primarily serving the trucking industry. From 2004 to 2006, Mr. Hines was the President and Chief Executive Officer of Atipical Holdings, Inc., a business focused on asset management, equipment finance, and backroom productivity solutions. From 2003 to 2004, Mr. Hines served as President of Pegasus Transtech, a provider of imaging-based business process and workflow solutions. In 2003, Mr. Hines served as Executive Vice President of Terion, Inc., a provider of satellite equipment tracking hardware and software. From 1986 to 2002, Mr. Hines served in various roles with TIP North American, a G.E. Capital subsidiary offering trailer financing services, including serving as President from 2000 to 2002. Mr. Hines has served on the Truckload Carriers of America Board of Directors since 2001.

Kenneth Core, 60, has been our Vice President and Secretary since January 2004. He was Vice President of Risk Management from July 2000 to December 2003. He served in various capacities at Builders Transport, Inc. and CRST, Inc. for over twenty-eight years, most recently as Vice President of Risk Management prior to joining the Company in July 2000. Mr. Core has served on the American Trucking Associations' Litigation Center Board of Directors since 2005 and has served on the Board of Directors of Polaris Captive Insurance Company since 2006.

Jonathan Russell, 39, has been our Executive Vice President Logistics and President of TruckersB2B (a wholly owned subsidiary of the Company) since August 2006. He was President of TruckersB2B from May 2003 to July 2006. He was Chief Operating Officer of TruckersB2B from May 2002 to April 2003. He was Vice President of Operations for TruckersB2B from May 2000 to April 2002. Prior to joining TruckersB2B, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup for six years. While at Citigroup, Mr. Russell was responsible for the management of Citibank's New York Treasury non-dollar fixed-income portfolio.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. The Code of Business Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Business Conduct and Ethics is available on our website at www.celadontrucking.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and executive officers and any persons owning more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they filed. Based solely upon a review of the copies of such forms furnished to us, we believe that, with the exception of three filings, none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a). The exception was that Kenneth Core and Stephen Russell each failed to timely report two transactions and Jonathon Russell failed to timely report three transactions. One of Mr. Core's transactions was a gift transaction and all of Stephen Russell's and Jonathan Russell's transactions were gift transactions. Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through our website at www.celadontrucking.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

We believe the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Our philosophy of executive compensation is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) foster employee commitment, (iii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, and (iv) enhance executives' incentives to increase our stock price and maximize stockholder value. In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. In many instances, we build our compensation elements around long-term retention and development together with annual rewards based on specific focus areas. To this end, we have sought to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals and reward above-average corporate performance.

The Compensation Committee oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, (iii) consider factors related to our performance as a company, including accomplishment of our long-term business and financial goals, and (iv) determine and approve the compensation level of our CEO based upon such evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of incentive compensation, including annual cash bonuses, stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

Elements of Compensation

Historically, our compensation program for senior executive officers has consisted of three major elements: base salary, annual cash bonus, and equity compensation. Our compensation program also consists of providing our senior executive officers with specified perquisites and with employee benefits that are generally available to all of our employees.  As discussed below, we did not have an annual cash bonus component in fiscal 2010.

The Compensation Committee has the responsibility to make and approve changes in the compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our culture of cost control and our desire to reward high levels of performance, the Compensation Committee has attempted to weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In determining whether to increase or decrease an element of compensation, we have historically relied upon the business experience of the Compensation Committee, Compensation Committee's general understanding of compensation levels of public companies and the historical compensation levels of the executive officers, and with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas or short-term changes in business performance when setting compensation.

Fiscal 2010 Compensation Program

In 2008, the Compensation Committee undertook a substantial review and evaluation of our compensation program for senior executive officers. The four officers included in the review were Messrs. Stephen Russell, Will, Hines, and Jonathan Russell. The Compensation Committee determined that compensation decisions (other than equity grants, which would be retained by the Compensation Committee) for all personnel, except the CEO, would be under the primary discretion of our CEO, subject to Compensation Committee approval.

In conducting its evaluation, the Compensation Committee relied upon its own investigation and experience and also engaged our outside securities counsel to assist with the process. The Compensation Committee's goals for the evaluation included the following:

•	Obtaining comparisons of the compensation programs utilized by trucking competitors and by similarly sized companies generally.

•	Establishing an overall compensation program that reflects competitive target compensation levels for our senior executive officers that can be achieved with strong performance of our company.

•
Designing a compensation program intended to better align senior executive incentive compensation substantially with factors that correlate to increases in stockholder value, while also exposing senior executive officers to the risk of downside stock performance.

•
Consolidating the normal executive officer review and compensation process into a comprehensive annual process following the close of each fiscal year, rather than separating decisions regarding salary, bonus, and equity compensation.

•	Balancing the use of equity incentives against the dilution to stockholders in a manner that reflects customary share usage and fair value transfer.

•	Adopting a program that is relatively easier to understand, administer, and account for.

In conducting its evaluation, the Compensation Committee reviewed a range of information, including, but not limited to, the following items: (i) publicly disclosed compensation information contained in the proxy statements of six primarily asset-based truckload carriers, including Knight Transportation, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd., USA Truck, Inc., and P.A.M. Transportation Services, Inc.; (ii) summary compensation data for public companies across all industries with revenues of $500 million or less, together with a regression analysis to estimate the compensation of such companies with total revenue approximating $500 million (as reflected under the regression analysis, the "All-Industry Group"); (iii) a confidential survey of larger, high performing companies that was used as a guide for bonus targets, equity compensation vesting, and relative compensation levels among executives, rather than as a guide for absolute pay levels of our executives; and (iv) our historical compensation levels and contractual commitments.  After reviewing the information, discussing the proposed program with the CEO, the Compensation Committee adopted our Senior Executive Officer Compensation Program (the "Program") in August 2008.

The Program consists of three major elements: base salary, annual cash bonus, and equity compensation. The Program does not include a long-term incentive plan either in addition to, or as a substitute for, equity compensation. As a general guide for total compensation, the Program most heavily utilizes compensation data for the All-Industry Group. The Compensation Committee believed that the All-Industry Group was more reflective of the competitive environment for senior executive talent in our location. Moreover, the Compensation Committee wanted to design a compensation program that would be attractive to talented executives regardless of industry.

A more detailed description of the Program, including each element of fiscal 2010 compensation follows.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate, and retain highly qualified executives. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with our company, the executive's industry knowledge, and the quality and effectiveness of the executive's leadership, scope of responsibilities, past performance, and future potential of providing value to our stockholders.

Base Salary of Our CEO. The salary of our Chairman and CEO, Stephen Russell, is generally established pursuant to an employment agreement dated January 21, 1994, as amended and extended by its terms thereafter, which provides for annual adjustments to Mr. Stephen Russell's salary in accordance with the consumer price index (the "CPI").

For fiscal 2010, the Compensation Committee, in light of the economic recession and a corporate wide salary freeze, continued Mr. Russell's salary of $700,000.

Base Salary of Our Other Named Executive Officers.  In reviewing and making decisions with respect to the base salaries of executive officers (other than our CEO) for fiscal 2010, the Compensation Committee reviewed and considered: (i) compensation information disclosed by similarly-sized publicly held truckload carriers; (ii) our financial and operating performance, as well as the role of and contribution of the particular executive with respect to such performance; (iii) the particular executive's contributions to us unrelated to our financial performance; and (iv) the economic recession and corporate wide salary freeze. The Compensation Committee believes that the annual salaries of the Named Executive Officers are reasonable compared to similarly situated executives of other comparable companies, including trucking and transportation companies and other comparable companies from a variety of industries.

The Compensation Committee determined that the base salaries of our other Named Executive Officers were to remain at $300,000 for Mr. Will, $275,000 for Mr. Hines, and $225,000 for Mr. Jonathan Russell, in fiscal 2010.

Annual Cash Bonus

As part of its evaluation, the Compensation Committee reviewed the incentive targets used by other companies, many of which related to various measures of financial returns and earnings per share. The Compensation Committee also reviewed and discussed, with input from the CEO, various non-financial measures that were important to our overall performance and considered the economic environment and the Company's recent and expected results.  Following this review, the Compensation Committee decided not to adopt an annual cash bonus plan for fiscal 2010.

In August 2010, the Compensation Committee considered within the framework of bonus plans approved for years prior to fiscal 2010, internal management accomplishments, the Company’s improving performance and the Company’s recent performance compared to the industry and awarded bonuses for fiscal 2010 as follows:  Stephen Russell $75,000, Paul Will $50,000, Chris Hines $40,000 and Jonathan Russell $35,000.  The bonus amounts were consistent in amount with the discretionary component of the 2009 bonus plan.

Equity Compensation

The Compensation Committee believes that the equity compensation component of senior executive compensation should be meaningfully aligned with increasing stockholder value, while also exposing the holder to the risk of downward stock prices and volatility. Over time, the committee expects to grant equity compensation using a target mix of approximately 70% stock options and 30% restricted stock, which is expected to translate into approximately one-half of the grant date value represented by each of stock options and restricted stock (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance).

Other aspects of the equity compensation portion of the Program include the following:

•
A target run rate of equity grants equivalent to 1% to 2% of outstanding shares granted per year, with a fair value (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance) equal to approximately 1% of market capitalization annually.

•	A target grant date value equal to approximately 1.0 to 1.5x base salary, with the CEO having the highest multiple of salary.

•	Time vesting of restricted stock over four years.

•
A two-year holding requirement for all shares obtained upon exercise of options and all vested shares of restricted stock, less any shares required for exercise prices and taxes (the resulting number being referred to as "Net Shares").

The Compensation Committee considered various alternatives, including the use of performance targets for restricted stock vesting. The Compensation Committee determined, however, that the combination of restricted stock (which provides upside potential and downside exposure) and stock options (which have value only if the stock price increases) accomplishes much the same effect without the accounting complexity of performance vesting stock.

For 2010, the Compensation Committee, in January 2010, made restricted stock awards of 46,000, 35,000, 19,000, 17,000, and 3,000 to Messrs. Stephen Russell, Will, Hines, Jonathan Russell, and Core, respectively. The restricted stock awards vest one-fourth on each of the first four anniversaries of the grant date, conditioned on continued employment. The Net Shares must be held for a minimum of two years after vesting.  On January 26, 2010, the Compensation Committee granted stock options of 94,000, 71,000, 39,000 and 36,000 to Messrs. Stephen Russell, Will, Hines and Jonathan Russell, respectively.  The stock options vest one-fourth on each of the first four anniversaries of the grant date, conditioned on continued employment.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each executive's total compensation. In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation. In fiscal 2010, we provided additional compensation to our Named Executive Officers of (i) company automobiles for each of Messrs. Stephen Russell, Will, Hines, and Jonathan Russell; (ii) term life insurance for each of Messrs. Stephen Russell and Will; (iii) disability insurance for each of Messrs. Stephen Russell, Will, Hines, Jonathan Russell, and Core; and (iv) premiums and reimbursements under an executive health and disability benefit program for each of Messrs. Stephen Russell and Will. See "Summary Compensation Table" below in the "All Other Compensation" column for the aggregate dollar amount of all perquisites provided to each of our Named Executive Officers.

Employee Benefits

In fiscal 2010, our Named Executive Officers participated in our employee benefit plans, including our medical, dental, and group life insurance plans, in each case on the same basis as our other employees. In fiscal 2010, we did not contribute to the 401(k) Plan accounts and Excess Benefit Plan of our Named Executive Officers as company wide we had eliminated matching programs due to the economy.

Employment Agreements

We have entered into an employment agreement with Mr. Stephen Russell, our Chairman and CEO, and a separation agreement with Mr. Will, our Vice Chairman, Executive Vice President, CFO, Assistant Secretary, and Treasurer, each as described below. The agreements with Messrs. Stephen Russell and Will reflect the fact that a significant portion of their total compensation may, at any point in time, consist of unvested stock options or restricted stock holdings and that some measure of protection against a possible, but unpredictable, action of successor corporations is desirable for both the executives and the Company. These agreements also reduce the risk that alignment between the interests of Messrs. Stephen Russell and Will will be decoupled from our stockholders' interests by a change-in-control event. The payout provisions under these agreements were established based on prevailing market practice.

The employment agreement of Mr. Stephen Russell provides that upon the occurrence of a change in control (as defined in the employment agreement) Mr. Stephen Russell may be entitled to receive certain payments and benefits from us. Specifically, if (i) at any time within two years of a change in control or within 180 days prior to a change in control, Mr. Stephen Russell's employment is terminated by us without cause or by Mr. Stephen Russell for cause or (ii) at any time during the ninety day period immediately following the date which is six months after the change in control Mr. Stephen Russell terminates his employment for any reason, Mr. Stephen Russell shall be entitled to receive from us (1) a lump sum payment in an amount equal to three times his base salary and three times the highest annual bonus paid to him within three years prior to the change in control; (2) any accrued benefits; (3) a pro-rata portion of the bonus for the fiscal year in which the change in control occurs; (4) continued medical and dental benefits for himself and eligible dependents for thirty-six months; (5) outplacement services for one year; and (6) upon the occurrence of the change in control, full and immediate vesting of all stock options and equity awards.  The agreement also provides that Mr. Stephen Russell is entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the total payments made to Mr. Stephen Russell do not exceed 110% of the greatest amount that could be paid to him, such that the receipt of payments would not give rise to any excise tax, then no gross-up payment will be made and the payments made to Mr. Stephen Russell, in the aggregate, will be reduced to an amount that would result in no excise tax being triggered.  The employment agreement also includes a two-year non-compete covenant commencing on termination of employment.

Mr. Will is party to a separation agreement with us whereby we have the right at any time, with or without prior written notice, to terminate his employment or obtain his resignation. The agreement provides that in the event of termination of employment, Mr. Will will be entitled to receive from us: (i) one year's salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the then current fiscal year up to the date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; and (iv) a lump sum payment equal to twelve months car allowance.  In addition, in such event, Mr. Will will be entitled to exercise any vested or unvested stock options he then has in accordance with the terms of the Celadon Group, Inc. 2006 Omnibus Plan, as amended and restated thereafter (the "2006 Plan"), for a period of one year from the termination of his employment.

Currently, we do not have any other employment contracts, severance agreements, change in control agreements, non-competition agreements, separation agreements, or other arrangements with any of our other Named Executive Officers that would provide for payment or benefit to a Named Executive Officer at, following, or in connection with a change in control, a change in a Named Executive Officer's responsibilities, or a Named Executive Officer's termination of employment, including registration, severance, retirement, or constructive termination.  We are evaluating entering employment and non-competition agreements with Messrs. Will, Hines, and Jonathan Russell. The Compensation Committee will continue to evaluate the Company’s needs on this issue from time-to-time.

Fiscal 2011 Compensation Program

In making decisions regarding the fiscal 2011 compensation elements, the Compensation Committee determined that it would generally follow the guidelines of the Program.

A discussion of each element of fiscal 2011 compensation follows.

Base Salary

For fiscal 2011, we did not formally benchmark salary or total executive compensation against the executive compensation of any single company or group of companies. Historically, the Compensation Committee has, from time to time, considered the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation, including annual cash bonuses, long-term incentives, and perquisites. We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run. We consider adjustments to base salaries annually to reflect the foregoing factors, as well as the impact of current economic and industry challenges on our Company, but do not apply a specific weighting to such factors.

As previously discussed, the base salary of the CEO has been established under an employment contract since 1994, subject to annual increases in accordance with the CPI. For fiscal 2011, Mr. Russell's salary will remain at $700,000, and he will not receive the CPI increase in light of cost-cutting initiatives. The Compensation Committee also determined that the base salaries of our other Named Executive Officers would remain unchanged for fiscal 2011 at $300,000, $275,000, $225,000, and $127,400, for Messrs. Will, Hines, Jonathan Russell, and Core, respectively.

Annual Cash Bonus

Historically, the Compensation Committee has considered whether to grant annual cash bonuses for the Named Executive Officers following the finalization of the financial statements. The Compensation Committee has determined it will continue to develop a cash bonus opportunity as part of the fiscal 2011 compensation program similar to the framework utilized in the Program.  Accordingly, it expects that the cash bonus opportunity will utilize the same four components used in fiscal 2009 (Earnings Per Share, Return on Invested Capital/Weighted Average Cost of Capital, Safety, and Discretionary Amount).  Although at this time, no target levels have been determined.

Equity Compensation

We generally seek to align the long-term interests of executive officers and stockholders through the use of stock-based compensation, including stock options, stock appreciation rights, and restricted stock grants. The Compensation Committee views stock-based compensation as an important part of overall executive compensation because of the emphasis on increasing stockholder value and promoting a long-term financial interest in our company. As a result of the current economic conditions and difficult operating environment, the Compensation Committee has yet to award any equity grants for fiscal 2011.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal 2010 awarded to, earned by, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen Russell, Chairman and CEO	2010	700,000	75,000	393,676	529,352	---	36,382	1,734,410
	2009	690,119	---	389,571	658,668	---	41,833	1,780,191
	2008	638,258	320,000	249,185	321,618	---	46,234	1,575,295
Paul Will, Vice Chairman, Executive Vice President, CFO, Assistant Secretary, and Treasurer	2010	300,000	50,000	158,447	230,613	---	20,763	759,823
	2009	290,385	---	132,346	245,604	---	35,155	703,490
	2008	248,000	200,000	97,631	23,760	---	17,214	586,605
Chris Hines, President and COO	2010	275,000	40,000	174,502	56,782	---	14,385	560,669
	2009	270,192	---	162,084	35,088	---	18,185	485,549
	2008	239,883	180,000	34,831(3)	23,879	---	66,988	545,581
Jonathan Russell, Executive Vice President Logistics and President TruckersB2B	2010	225,000	35,000	100,470	55,733	---	12,841	429,044
	2009	220,527	---	92,108	47,808	34,146	7,775	402,364
	2008	207,142	135,000	23,743	40,980	68,292	12,180	487,337
Kenneth Core, Vice President and Secretary	2010	127,400	15,000	19,835	15,660	---	1,670	179,565
	2009	127,400	---	17,324	21,708	20,487	4,665	191,584
	2008	125,092	15,000	10,999	18,998	98,250	4,206	272,545

(1)
See "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Fiscal 2010 Compensation Program – Annual Cash Bonus Program" for a description of the fiscal 2010 bonus amounts.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock awards granted to each Named Executive Officer, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 6 of our consolidated financial statements as provided in the Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC on August 31, 2010. For information on the valuation assumptions with respect to grants made prior to fiscal 2010, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2010. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
On April 30, 2008, Mr. Hines entered an agreement with the Company whereby Mr. Hines forfeited 108,000 stock options in exchange for an unvested restricted stock award of 32,000 shares. The grant vests over a five year period (20% vested on 8/8/08, 20% vested on 8/8/09, 20% vests on 8/8/10, 20% vests on 8/8/11 and 20% vests on 8/8/12).

(4)
This column represents the dollar amount recognized for financial statement reporting purposes with for the fair value of stock options granted to each Named Executive Officer, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2010 grants, refer to note 6 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2010, as filed with the SEC on August 31, 2010. For information on the valuation assumptions with respect to grants made prior to 2008, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2010. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(5)
This column represents the dollar amount recognized for financial statement reporting in accordance with an alternative fixed compensation arrangement entered between the Company and each of Messrs. Core and Jonathan Russell during the first quarter of fiscal 2007. See "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Fiscal 2010 Compensation Program – Other Compensation" for a complete description of these arrangements.

(6)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Total ($)
Stephen Russell	2010	13,645(1)	22,737(5)	36,382
Paul Will	2010	13,025(2)	7,738(6)	20,763
Chris Hines	2010	12,375(3)	2,010	14,385
Jonathan Russell	2010	10,831(4)	2,010	12,841
Kenneth Core	2010	---	1,280	1,280

(1)	This amount includes (i) $13,125 for a company automobile and (ii) $520 for health and wellness.
(2)	This amount includes (i) $12,375 for a company automobile and (ii) $650 for health and wellness.
(3)	This amount includes (i) $12,375 for a company automobile.
(4)	This amount includes (i) $10,386 for company automobile and (ii) $445 for health and wellness.
(5)
This amount represents: (i) an insurance premium payment of $19,420 for a $2,000,000 term life insurance policy, (ii) $2,010 in long-term disability premium payments, and (iii) $1,307 in exec-u-care medical payments.

(6)	This amount represents: (i) $4,728 in exec-u-care medical payments, (ii) 2,010 in long-term disability premium payments and (iii) $1,000 for life insurance premiums.

Narrative to Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during fiscal 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Stephen Russell	1/26/10 1/26/10	94,000(3) 46,000(4)	9.86 9.86	483,354 453,560
Paul Will	1/26/10 1/26/10	71,000(3) 35,000(4)	9.86 9.86	365,086 345,100
Chris Hines	1/26/10 1/26/10	39,000(3) 19,000(4)	9.86 9.86	267,394 187,340
Jonathan Russell	1/26/10 1/26/10	36,000(3) 17,000(4)	9.86 9.86	185,114 167,620
Kenneth Core	1/26/10	3,000(4)	9.86	29,580

(1)	This column represents the exercise price for the stock awards granted, which was the closing price of our stock on the grant date.
(2)
This column represents the grant date fair value of the equity awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2010. The fair value was calculated using the Black Scholes value of our common stock on the grant date. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to note 6 of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2010, as filed with the SEC on August 31, 2010. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
On January 26, 2010, we awarded stock options to our Named Executive Officers. These options will vest over a 4 year period, (25% on 1/26/11, 25% vests on 1/26/12, 25% vests on 1/26/13, and 25% vests on 1/26/14).

(4)
On January 26, 2010 we awarded restricted stock to our named Executive Officers. These options will vest over a four year period, (25% on 1/26/11, 25% vests on 1/26/12, 25% vests on 1/26/13, and 25% vests on 1/26/14).

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the equity grants made during fiscal year 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of June 30, 2010. All stock option grants and equity incentive plan awards are in shares of our common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Stephen Russell	1/12/06	283,500	---	12.81	1/12/16	---	---
	10/26/07	154,142	154,142(1)	8.67	10/26/17	---	---
	8/25/08	---	---	---	---	43,728(2)	618,314
	1/26/10	---	94,000(5)	9.86	1/26/20	---	---
	1/26/10	---	---	---	---	46,000(5)	650,440
Paul Will	1/12/06	85,050	---	12.81	1/12/16	---	---
	10/26/07	73,603	73,603(1)	8.67	10/26/17	---	---
	8/25/08	---	---	---	---	16,242(2)	229,662
	1/26/10	---	71,000(5)	9.86	1/26/20	---	---
	1/26/10	---	---	---	---	35,000(5)	494,400
Chris Hines	10/26/07	20,000	20,000(1)	8.67	10/26/17	---	---
	4/30/08	---	---	---	---	19,200(3)	271,488
	8/25/08	---	---	---	---	14,993(2)	211,996
	1/26/10	---	39,000(5)	9.86	1/26/20	---	---
	1/26/10	---	---	---	---	19,000(5)	268,660
Jonathan Russell	2/2/01	44,999	---	1.83	2/2/11	---	---
	1/12/06	18,900	---	12.81	1/12/16	---	---
	1/31/07	---	---	---	---	1,750(4)	24,745
	10/26/07	12,500	12,500(1)	8.67	10/26/17	---	---
	8/25/08	---	---	---	---	12,993(2)	183,726
	1/26/10	---	36,000(5)	9.86	1/26/20	---	---
	1/26/10	---	---	---	---	17,000(5)	240,380
Kenneth Core	9/7/01	2,250	---	1.71	9/7/11	---	---
	10/1/01	2,250	---	1.71	10/1/11	---	---
	1/12/06	9,450	---	12.81	1/12/16	---	---
	1/31/07	---	---	---	---	750(4)	10,605
	10/26/07	5,000	5,000(1)	8.67	10/26/17	---	---
	8/25/08	---	---	---	---	2,333(2)	32,993
	1/26/10	---	---	---	---	3,000(5)	42,420

(1)
This amount represents unexercised options granted to the Named Executive Officer. The options vest over a four year period (25% vested on 10/26/08, 25% vested on 10/26/09, 25% vests on 10/26/10, and 25% vests on 10/26/11).

(2)
This amount represents unvested restricted stock granted to the Named Executive Officer. The grant vests one-third (as nearly as possible, rounded to the nearest whole share) on each of the first three anniversaries of the grant date (one-third vested 8/25/09, one-third vested 8/25/10, and one-third vests 8/25/11).

(3)
This amount represents unvested restricted stock granted to the Named Executive Officer. On April 30, 2008, Mr. Hines entered an agreement with the Company whereby Mr. Hines forfeited 108,000 stock options in exchange for an unvested restricted stock award of 32,000 shares. The grant vests over a five year period (20% vested on 8/8/08, 20% vested on 8/8/09, 20% vested on 8/8/10, 20% vests on 8/8/11, and 20% vests on 8/8/12).

(4)
This amount represents unvested restricted stock granted to the Named Executive Officer. The grant vests over a four year period based on certain earnings provisions (25% vested on 1/31/08, 25% did not vest on 1/31/09, 25% did not vest on 1/31/10, and 25% vests on 1/31/11). The 2009 and 2010 tranches did not vest as the earnings provisions were not met.

(5)
This amount represents unexercised options and unvested restricted stock, respectively granted to the Named Executive Officer. The options and restricted stock, respectively, vest over a four year period (25% on 1/26/11, 25% vests on 1/26/12, 25% vests on 1/26/13, and 25% vests on 1/26/14).

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of certain option and stock awards in fiscal 2010 for our Named Executive Officers.

Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen Russell	13,500(1) 21,864(1)	140,535 215,360
Paul Will	4,050(1) 8,121(1)	42,161 79,992
Chris Hines	6,400(1) 7,496(1)	58,112 73,839
Jonathan Russell	900(1) 6,497(1) 7,500(2)	9,369 63,992 72,975
Kenneth Core	450(1) 1,167(1) 4,500(3)	4,685 11,492 62,010

(1)	The Named Executive Officer acquired shares when a portion of the relevant stock award vested in fiscal 2010.
(2)	On December 17, 2009, Mr. Russell exercised 7,500 options from grant dated February 2, 2001 at a grant price of $1.83. The market price on the exercise date was $9.73.
(3)	On June 14, 2010, Mr. Core exercised 4,500 options from grant dated June 26, 2000 at a grant price of $6.22. The market price on the exercise date was $13.78.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Anthony Heyworth	52,500	31,996(3)	84,496
Catherine Langham	50,000	31,996(3)	81,996
Michael Miller	57,500	31,996(3)	89,496

(1)	This column represents the amount of cash compensation earned in fiscal 2010 for Board of Directors and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2010 fiscal year for the fair value of stock awards granted to each non-employee director in 2010, in accordance with FASB ASC Topic 718. Fair value is calculated using the closing price of our stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2010 grants, refer to note 6 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2010, as filed with the SEC on August 31, 2010.

(3)
On November 13, 2009, each non-employee director received 3,368 shares of our common stock, determined by dividing the current year's director compensation subject to payment in common stock, by the closing market price of our common stock on the date of grant, or $9.50 per share. These shares are subject to certain holding and other restrictions.

Narrative to Director Compensation

On August 22, 2008, we adopted a new compensation program (the "Non-Employee Director Compensation Program") for our three non-employee directors, Messrs. Miller and Heyworth and Ms. Langham, effective at the 2008 Annual Meeting of Stockholders. Under the Non-Employee Director Compensation Program, target annual compensation was approximately $110,000 per director, plus fees for committee service. For fiscal 2010, cash compensation under the Non-Employee Director Compensation Program was $45,000, plus $2,500 for serving on a committee, $2,500 for serving as a committee chair, and $5,000 for serving as lead director. There were no meeting fees. In addition, we established equity compensation of approximately $65,000, consisting of a number of shares of restricted stock equal to $65,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). As a result of the current economic conditions and recent results of operations, the non-employee directors agreed to an approximately 30% ($33,000) reduction in target annual compensation for fiscal 2010, as compared to fiscal 2009 target annual compensation, and determined that the reduction would be taken from the restricted stock grant. Accordingly, at the 2009 Annual Meeting, each of our non-employee directors received equity compensation of approximately $32,000, consisting of a number of shares of restricted stock equal to $32,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). Accordingly, each of our non-employee directors received restricted stock awards in the amount of 3,368 shares. The restricted stock awards will vest entirely on the date of the 2010 Annual Meeting. The shares must be held for a minimum of two years following the vesting date so long as the recipient remains a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2010, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of the common stock, (ii) each of our Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.  Share numbers and other information for Blackrock, Inc. ("Blackrock"), Newland Capital Management, LLC (“Newland”), NorthPointe Capital, LLC ("NorthPoint"), Royce & Associates, LLC ("Royce"), Scopus Asset Management, L.P. (“Scopus”), and T. Rowe Price Associates, Inc. (“T. Rowe”),  included in the following table and notes are solely based upon Schedules 13G and 13G/A filed by Blackrock, Newland, NorthPointe, Royce, Scopus, and T. Rowe, with the SEC on January 29, 2010, January 15, 2010,  April 1, 2010, January 22, 2010, March 9, 2010, and February 11, 2010,  respectively.  We had issued and outstanding 22,289,521 shares of common stock as of August 1, 2010.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class(2)
Common Stock	Stephen Russell	1,520,753(3)	6.69%
Common Stock	Paul Will	445,153(4)	1.98%
Common Stock	Chris Hines	95,529(5)	*
Common Stock	Jonathan Russell	146,577(6)	*
Common Stock	Kenneth Core	46,782(7)	*
Common Stock	Michael Miller	84,824(8)	*
Common Stock	Anthony Heyworth	88,199(9)	*
Common Stock	Catherine Langham	21,354(10)	*
Common Stock	Blackrock, Inc.	1,471,006(11)	6.60%
Common Stock	Newland Capital Management, LLC	1,361,696(12)	6.11%
Common Stock	NorthPointe Capital, LLC	1,456,913(13)	6.54%
Common Stock	Royce & Associates, LLC	1,893,600(14)	8.50%
Common Stock	Scopus Asset Management, L. P.	1,114,105(15)	5.00%
Common Stock	T. Rowe Price Associates, Inc.	1,347,100(16)	6.04%
Common Stock	All directors and Named Executive Officers as a group (8 persons)	2,431,471	10.54%

*	Represents beneficial ownership of not more than 1% of the outstanding common stock.
(1)
The address of each Named Executive Officer and other directors is 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. The address of Blackrock is 40 East 52nd Street, New York, New York 10055. The address of Newland is 350 Madison Avenue, 11th Floor, New York, New York 10017. The address of NorthPointe is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.  The address of Royce is 745 Fifth Avenue, New York, New York 10151. The address of Scopus is 623 5th Avenue, New York, New York, 10022. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)
Beneficial ownership is calculated in accordance with the rules of the SEC. A person is deemed to have "beneficial ownership" of any security that he or she has a right to acquire within sixty days following August 1, 2010. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within sixty days following August 1, 2010 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity. As a result, the denominator used in calculating beneficial ownership percentages among our stockholders and management may differ. As of August 1, 2010, our Named Executive Officers and Directors held shares of common stock underlying stock options currently exercisable or that will become exercisable within sixty days following August 1, 2010 in the following amounts: Mr. Stephen Russell – 437,642; Mr. Will – 158,653; Mr. Hines – 20,000; Mr. Jonathan Russell – 53,900; Mr. Core – 18,950; Mr. Miller – 34,875; Mr. Heyworth – 59,625 shares; and Ms. Langham – 0 shares.

(3)
Includes: (a) 1,037,111 shares held directly by Mr. Stephen Russell, (b) 437,642 shares covered by stock options granted to Mr. Stephen Russell that are currently exercisable or that will become exercisable within sixty days, and (c) 46,000 shares held by Mr. Stephen Russell's spouse, which Mr. Stephen Russell disclaims beneficial ownership of for purposes of Section 16 or for any other purpose.

(4)
Includes: (a) 286,500 shares held directly by Mr. Will, and (b) 158,653 shares covered by stock options granted to Mr. Will that are currently exercisable or that will become exercisable within sixty days.

(5)
Includes: (a) 75,529 shares held directly by Mr. Hines, and (b) 20,000 shares covered by stock options granted to Mr. Hines that are currently exercisable or that will become exercisable within sixty days.

(6)
Includes: (a) 88,590 shares held directly by Mr. Jonathan Russell, (b) 53,900 shares covered by stock options granted to Mr. Jonathan Russell that are currently exercisable or that will become exercisable within sixty days, and (c) 4,087 shares held by Mr. Jonathan Russell's sons, which Mr. Jonathan Russell disclaims beneficial ownership of for purposes of Section 16 or for any other purpose.

(7)
Includes: (a) 27,832 shares held directly by Mr. Core, and (b) 18,950 shares covered by stock options granted to Mr. Core that are currently exercisable or that will become exercisable within sixty days.

(8)
Includes: (a) 49,949 shares held directly by Mr. Miller, and (b) 34,875 shares covered by stock options granted to Mr. Miller that are currently exercisable or that will become exercisable within sixty days.

(9)
Includes: (a) 28,574 shares held directly by Mr. Heyworth, and (b) 59,625 shares covered by stock options granted to Mr. Heyworth that are currently exercisable or that will become exercisable within sixty days.

(10)	Represents 21,354 shares held directly by Ms. Langham.
(11)	Represents 1,471,006 shares beneficially owned by Blackrock, overall of which it has sole dispositive power.
(12)	Represents 1,361,696 shares beneficially owned by Newland, over all of which it has sole dispositive power.
(13)	Represents 1,456,913 shares beneficially owned by NorthPointe, (a) 1,151,760 shares over which it has sole voting power, and (b) 1,456,913 shares over which it has sole dispositive power.
(14)	Represents 1,893,600 shares beneficially owned by Royce, over all of which it has sole voting and dispositive power.
(15)	Represents 1,114,105 shares beneficially owned by Scopus, over all of which it has sole dispositive power.
(16)	Represents 1,347,100 shares beneficially owned by T. Rowe, (a) 127,300 shares over which it has sole voting power and (b) 1,347,100 shares over which it has sole dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 402(a) of Regulation S-K) had or will have a direct or indirect material interest ("Interested Transactions"). Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms'-length and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an Interested Transaction for which he is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Although not evidenced in writing, we feel these policies and procedures best serve the Company and therefore we follow them closely. Each year our directors and officers are asked to disclose any Interested Transaction and are reminded that Interested Transactions should be brought to the Audit Committee's attention prior to consummation so any such transactions or relationships may be reviewed.

Mr. Stephen Russell is the father of Mr. Jonathan Russell, and all arrangements between the Company and Mr. Jonathan Russell are described elsewhere in this proxy statement.

See "Corporate Governance – The Board of Directors – Committees of the Board of Directors – Compensation Committee – Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, we are not aware of any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been our director or executive officer at any time since the beginning of the Company's last fiscal year or any proposed nominee for election as a director, or any associate of any of the foregoing, in any matter to be acted upon at the Annual Meeting, other than the election of directors.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG as our independent registered public accounting firm during fiscal 2010 and expect to continue to engage KPMG for fiscal 2011. A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Principal Accounting Fees and Services

KPMG billed us the following amounts for services provided in the following categories during the fiscal years ended June 30, 2010 and 2009:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$225,000	$312,500
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0
Total	$225,000	$312,500

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements and audit of internal controls and review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for that fiscal year.

(2)
"Audit-Related Fees" represents aggregate fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. We were not billed any Audit-Related Fees in fiscal 2010 or fiscal 2009.

(3)
"Tax Fees" represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning. We were not billed any Tax Fees in fiscal 2010 or fiscal 2009.

(4)
All Other Fees represent the aggregate fees billed for products and services provided by KPMG, other than Audit Fees, Audit-Related Fees, and Tax Fees. We were not billed for any Other Fees in fiscal 2010 or fiscal 2009.

The Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence. Under this policy, the Audit Committee pre-approves specific types of categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the firm in accordance with the annual pre-approval, and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by our Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended June 30, 2010.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the Annual Meeting of Stockholders following our 2011 fiscal year, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before May 20, 2011. However, if the date such Annual Meeting of Stockholders is more than thirty days before or after October 28, 2011, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals intended to be considered at the Annual Meeting of Stockholders following our 2011 fiscal year, but not included in our proxy materials relating to that meeting, by August 3, 2011. However, if the date of such Annual Meeting of Stockholders is more than thirty days before or after October 28, 2011, then the deadline for submitting any such Stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Pursuant to Exchange Act Rule 14a-4(c)(1), the proxy holders designated by an executed proxy in the form accompanying our 2011 Proxy Statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 to the attention of Paul Will, our Vice Chairman. Stockholder proposals must comply with the rules and regulations of the SEC.

See "Corporate Governance – Committees of the Board of Directors and Director Nominations – Compensation and Nominating Committee – Director Nomination Process" for information regarding how stockholders can recommend director candidates for consideration by the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Celadon Group, Inc.

/s/ Kenneth Core

Kenneth Core
Secretary

September 17, 2010

CELADON GROUP, INC. 9503 EAST 33RD STREET INDIANAPOLIS, IN 46235
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]	KEEP THIS PORTION FOR YOUR RECORDS.
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors.	[ ]	[ ]	[ ]	_______________________________
Nominees

01 Stephen Russell	02 Anthony Heyworth	03 Catherine Langham	04 Michael Miller	05 Paul Will

2. Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

For address changes / comments, mark here. (see reverse for instructions)	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
		JOB #			CUSIP #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date	SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CELADON GROUP, INC.
Annual Meeting of Stockholders
October 28, 2010 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Stephen Russell, Michael Miller, and Paul Will, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CELADON GROUP, INC. (the "Company") that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, local time on 10/28/2010, at the Company's corporate headquarters and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side